Exhibit 99.1

NEWS RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND

SIX MONTHS ENDED JUNE 30, 2007

— Merger integration continues to successfully progress —

— Management updates 2007 financial guidance —

CAMBRIDGE, Mass., August 6, 2007 – Verenium Corporation (Nasdaq: VRNM), a leading developer of technologies for cellulosic ethanol production and a pioneer in the development of high-performance specialty enzymes, today reported financial results for the second quarter and six months ended June 30, 2007.

“We’ve made important advancements already this year and expect continued progress on multiple fronts in the months to come. On behalf of our employees, shareholders, and partners, I’m particularly pleased with the rapid transition of Diversa and Celunol into the new Verenium Corporation,” said Carlos A. Riva, Verenium President and Chief Executive Officer. “The worldwide alternative energy initiative represents a multi-billion dollar market opportunity and one with vitally important environmental considerations for future generations. I’m proud that Verenium is well-positioned today to help lead this important new industry.”

Financial Results

Selected Financial Information

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product-related:
Phyzyme phytase	$3,678	$2,324	$7,456	$3,673
All other products	2,366	1,017	3,940	2,203

Total product-related	6,044	3,341	11,396	5,876
Collaborative	4,392	6,625	9,127	12,949
Grant	698	632	1,919	1,283

Total Revenues	11,134	10,598	22,442	20,108
Product Gross Profit	1,798	521	2,258	874
Product Gross Margin	30%	16%	20%	15%
Restructuring Expenses	(25)	(266)	58	10,757
Non-cash in-process research and development charge	42,400	—	42,400	—
Total Operating Expenses	65,714	18,686	87,575	49,823
Net Loss	$(55,200)	$(7,772)	$(65,518)	$(29,173)
Net Loss Per Share	$(1.13)	$(0.17)	$(1.36)	$(0.64)

Revenues for the second quarter and six months ended June 30, 2007 were $11.1 million and $22.4 million, respectively, compared to $10.6 million and $20.1 million for the same periods in 2006. Net loss for the second quarter and six months ended June 30, 2007 was $55.2 million, or $1.13 per share, and $65.5 million, or $1.36 per share, respectively, which includes a preliminary non-cash charge of $42.4 million for in-process research and development related to the merger with Celunol Corp. In comparison, net loss for the second quarter and six months ended June 30, 2006 was $7.8 million, or $0.17 per share, and $29.2 million, or $0.64 per share, respectively, which includes a restructuring charge of $10.8 million in the first quarter of 2006. As of June 30, 2007, the Company had cash, cash equivalents, and short-term investments totaling $118.4 million.

Product-related revenues for the second quarter and six months ended June 30, 2007 were $6.0 million and $11.4 million, respectively, compared to $3.3 million and $5.9 million in 2006, representing an increase of 81% and 94% when compared to the same periods in the prior year. The increase in product-related revenues was primarily due to increased sales of Phyzyme™ by Danisco Animal Nutrition, which continues to expand its global phytase market share position in the animal feed industry. Verenium currently manufactures Phyzyme through a third-party manufacturing arrangement and maintains a product profit-sharing agreement with Danisco for all Phyzyme sales. Total revenues increased modestly for the quarter and year-to-date periods, as the increase in product-related revenues was largely offset by a decrease in collaborative revenues primarily related to the Company’s previously-announced restructuring of its collaboration agreement with Syngenta.

Product gross profit (product-related revenues less cost of product-related revenues) and product gross margin (product gross profit divided by product-related revenues) improved in the second quarter and first six months of 2007 versus comparable periods last year due primarily to growth in Phyzyme sales which resulted, in part, from efforts by Danisco Animal Nutrition to introduce a new thermally-stable formulation of Phyzyme XP and grow its European Phyzyme business following the recent expanded approval within the European Union. Over time, the Company believes that product-related volume growth in Phyzyme, and increasingly other products in the Company’s portfolio, should result in more stable and sustainable improvement in both product gross profit and product gross margin.

Total operating expenses for the 2007 periods presented include the one-time, non-cash charge of $42.4 million for in-process research and development related to the Celunol merger, and also include incremental Celunol-related operating expenses for the period from the June 20, 2007 merger closing through quarter-end June 30, 2007 only.

Research and development expenses were lower in the second quarter and year-to-date periods of 2007 versus 2006 primarily because of the reduction in headcount associated with the restructuring undertaken in early 2006. Selling, general and administrative expenses for the 2007 periods were higher than 2006 due primarily to one-time expenses related to the merger.

In connection with the merger with Celunol, the Company recorded a preliminary charge to in-process research and development of $42.4 million and recorded preliminary goodwill of $110.1 million on its balance sheet. Goodwill represents the excess of the merger consideration paid over the sum of the amounts assigned to in-process research and development and the fair value of assets acquired, less liabilities assumed. The Company’s fair value estimates for the allocation of the merger consideration, including the value of in-process research and development, may change during the allowable allocation period, which is up to one year from the merger date, if additional information becomes available.

Company Highlights and Accomplishments

Diversa/Celunol Merger

On June 20, 2007, the Company completed the previously-announced merger between Diversa and Celunol to create Verenium Corporation, a unique leader in the biofuels industry with fully integrated scientific, operational and project development capabilities to make cellulosic ethanol a commercial reality. By combining these two businesses at this important stage of the industry’s evolution, Verenium is now able to combine and exploit decades of scientific and technical achievement in enzyme discovery and development with an advanced cellulosic ethanol process technology and an aggressive asset development plan, thereby maximizing economic value for Verenium shareholders.

Since the February merger announcement, a cross-functional integration planning team has been actively engaged in a comprehensive review of the Company’s full business. This integration planning process has resulted in a number of organizational, strategic, operational, and financial recommendations intended to maximize the potential benefits associated with the recently-completed merger, some of which have been implemented and others of which the Company expects to implement over the balance of this year.

Verenium will have two market-facing business units – the Biofuels Business Unit and the Specialty Enzymes Business Unit. Additionally, the Company will have a Research and Development (R&D) group which represents an enabling platform serving the two market-facing business units.

Additionally, in March of this year, the Company completed a $120 million convertible debt offering to fund the continued growth and development of its business.

Biofuels Business Unit

In February 2007, Celunol (now known as Verenium Biofuels) held an official ground-breaking ceremony for its 1.4 million gallon-per-year demonstration-scale cellulosic ethanol facility in Jennings, Louisiana. This new facility is sited adjacent to the Company’s smaller pilot plant facility, which itself represents one of the first functional cellulosic ethanol facilities in the country. Both of these facilities are expected to use locally-sourced and low-cost sugarcane bagasse as an initial feedstock for ethanol production. Additional biomass feedstocks and newly devised enzyme cocktails are expected to be incorporated into the facilities over time to broaden the Company’s business opportunities. Additionally, the Company has sufficient property at its Jennings site for the development of one of its first commercial-scale facilities.

Given the expanded scale and sophistication of the plant operations in Jennings, together with the significantly expanded R&D activity at the site, the Company has concluded that additional investment of capital and time is warranted to complete the project. The role of the demonstration plant, in addition to validating the process and economic parameters for scaling to a commercial plant, is being expanded to test additional feedstocks and enzyme cocktails. It will also be used as a learning facility to train future operators of commercial plants for both Verenium and its technology licensees. In order to accommodate these enhancements, the Company is altering its schedule to complete facility construction from the end of the fourth quarter of 2007 to the end of the first quarter of 2008.

Additional Business Unit highlights for the first half of 2007 include:

-	Award of two Department of Energy grants related to the development of improved cellulosic ethanol technologies that leverage the Company’s existing fermentation and enzyme technologies – one grant to develop organisms with an even greater ability to ferment ethanol from biomass-derived sugars, and a second grant for the development of improved enzyme cocktails to convert biomass to fermentable sugars; and
-	Achievement of an important milestone under the Company’s agreement with Marubeni/TSK (Osaka, Japan) related to the operational start-up of the world’s first cellulosic ethanol plant utilizing construction wood waste as its source of biomass feedstock. Verenium licensed certain technologies to Marubeni/TSK to develop the facility and has actively assisted in supporting the facility construction project.

Specialty Enzyme Business Unit

Verenium’s Specialty Enzyme Business has evolved into a world-class scientific organization for complex enzyme discovery and development, and over the past three years, has begun to develop the capabilities needed to independently commercialize its own products. The scientific platform and expertise resident in the Specialty Enzyme Business Unit is a crucial component to the long-term commercial success of the Company, and Verenium remains committed to maximizing both partnered and independent product sales as existing enzyme products penetrate further and as newly-launched enzyme products begin to gain traction in the marketplace. In addition, the Company intends to exploit the Specialty Enzyme Business Unit’s expertise in enzyme discovery and development to test and optimize novel enzyme cocktails for cellulosic biomass conversion in an industrial setting, such as the Jennings site, and thereby accelerate the potential commercial opportunities for such enzymes across the emerging cellulosic ethanol industry.

“Our pre-merger integration planning process has been instrumental in evaluating both the key strengths, as well as some of the important challenges facing this business, which we are proactively addressing,” added Mr. Riva. “As we have been doing throughout the integration planning process, we will continue an active portfolio review process of all current and future products in development with the goal of optimizing product revenues, expense structure, and, ultimately, value from this business segment.”

Additional Business Unit highlights for the first half of 2007 include:

-	Receipt of a milestone payment and expansion of the enzyme collaborations with BASF and Cargill, respectively;
-	Announcement of the Company’s new collaborative agreement with Bunge Oils for the development of novel enzymes to facilitate the production of edible oil products with enhanced nutritional or health benefits; and
-	Announcement of new enzyme collaboration agreements with Syngenta and research institutions with the government of New Zealand centered around the development of new enzyme cocktails for the cost-efficient conversion of cellulosic biomass to fermentable sugars.

Updated 2007 Financial Guidance

The Company expects total revenue for 2007 to be between $42 and $45 million, with product-related revenues of $22 to $25 million. As a result of the June 20, 2007 merger, the second half of 2007 will include the incremental expenses associated with Celunol, which will be incorporated into the Biofuels Business Unit. Given continued operating investment being made in the Company’s business, together with important pilot and demonstration plant capital expenditure programs currently underway, the Company’s projected cash position at year-end 2007 is expected to be between $75 and $80 million, which includes a renegotiated credit facility that the Company expects to be completed before year-end, but excludes any other incremental initiatives that could provide additional funding for the Company, such as governmental grants, project development funding, or corporate partnerships.

Conference Call Information

Verenium will host a conference call with live webcast on Tuesday, August 7, 2007, at 8:30 a.m. EDT. The call may be accessed by dialing 800-329-9097 (domestic) or 617-614-4929 (international) five minutes prior to start time and providing the passcode 35291052.

Information about the call, including a link to the live webcast, may be accessed by visiting the “Investors” section of the Company’s website at www.verenium.com. A replay of the event will be available on the Company’s website approximately two hours after the call and will be archived for 30 days.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world-class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes – proteins that act as the catalysts of biochemical reactions.

Verenium recently completed a significant upgrade of one of the nation’s first functional cellulosic ethanol pilot facilities located in Jennings, Louisiana and expects to achieve mechanical completion of a 1.4 million gallon-per-year, demonstration-scale facility to produce cellulosic ethanol by the end of the first quarter of 2008. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., LTD and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan – the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information on Verenium, visit www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the progress the Company expects to make on its various business and corporate initiatives, the Company’s ability to help lead the alternative energy industry, the anticipated improvement of the Company’s product-related volume growth in Phyzyme and/or other products in the Company’s portfolio, as well as the anticipated improvement in the Company’s product gross profit and product gross margin, the Company’s ability to combine and exploit its enzyme and cellulosic ethanol technologies to create value for its shareholders, the Company’s plan to incorporate additional biomass feedstocks and newly-devised enzyme cocktails in its pilot- and demonstration-scale facilities, the scheduled date for completion of the Company’s demonstration-scale facility in Jennings, the Company’s development of commercial-scale facilities, the Company’s goal of optimizing product-related revenues, the expense structure, and value from its Specialty Enzyme Business Unit, the Company’s expectation to complete a renegotiation of its credit facility before the end of 2007, financial guidance for 2007, the biofuels and industrial opportunities for the Company’s products, the size of the markets for the Company’s products, the potential benefits to the Company and its shareholders of the recently completed merger, and the Company’s position in the industries it serves, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to successfully integrate all of its technologies, operations and personnel following its recently completed merger, the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaboration, manufacturing, and/or license agreements (including, but not limited to, the Company’s agreements with Danisco Animal Nutrition, Syngenta, and the University of Florida) and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company and its collaborators to commercialize products using the Company’s technologies (including by obtaining any required regulatory approvals), the development or availability of competitive products or technologies, customer adoption of the Company’s products, the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements, changes in the U.S. or global energy markets, and, regarding the renegotiation of the Company’s credit facility, the availability of credit on terms acceptable to the Company. Certain of these factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme is a trademark of Danisco Animal Nutrition.

Contact:

Verenium Corporation
Kelly Lindenboom	Wendy Kelley
Vice President, Corporate Communications	IR Specialist
617-674-5335	858-526-5437
kelly.lindenboom@verenium.com	wendy.kelley@verenium.com

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product-related	$6,044	$3,341	$11,396	$5,876
Collaborative	4,392	6,625	9,127	12,949
Grant	698	632	1,919	1,283

Total revenues	11,134	10,598	22,442	20,108

Operating expenses:
Cost of product-related revenues	4,246	2,820	9,138	5,002
Research and development	12,256	12,453	25,128	26,514
Selling, general and administrative	6,837	3,679	10,851	7,550
In-process research and development	42,400	—	42,400	—
Restructuring expenses	(25)	(266)	58	10,757

Total operating expenses	65,714	18,686	87,575	49,823

Loss from operations	(54,580)	(8,088)	(65,133)	(29,715)
Interest and other income, net	(620)	316	(385)	542

Net loss	$(55,200)	$(7,772)	$(65,518)	$(29,173)

Basic and diluted net loss per share	$(1.13)	$(0.17)	$(1.36)	$(0.64)

Weighted average shares used in computing basic and diluted net loss per share	48,988	46,370	48,209	45,895

Condensed Consolidated Balance Sheet

(in thousands)

	June 30, 2007 (unaudited)	December 31, 2006
Cash, cash equivalents and short-term investments	$118,439	$51,912
Accounts receivable	9,138	8,646
Other current assets	8,824	6,476
Property and equipment, net	39,347	12,418
Goodwill	110,096	—
Other assets	6,060	453

Total assets	$291,904	$79,905

Current liabilities, excluding deferred revenue	$29,075	$21,199
Deferred revenue, current portion	5,071	5,395
Convertible notes payable	120,000	—
Other long-term liabilities	8,762	10,395
Stockholders’ equity	128,996	42,916

Total liabilities and stockholders’ equity	$291,904	$79,905

###